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                                                                       EXHIBIT C

                           INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT ("AGREEMENT") is entered into as of February 21, 2001, by and between Gart Sports Company, a Delaware corporation ("GART"), and the individual reflected on the signature page hereto ("INDEMNIFIED PARTY").

     WHEREAS, Gart and its wholly owned subsidiary GSC Acquisition Corp., a Delaware corporation ("MERGERSUB"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the "MERGER AGREEMENT") which provides, among other things, for the merger of Oshman Sporting Goods, Inc., a Delaware corporation (the "COMPANY"), with and into MergerSub, with Merger Sub as the surviving corporation (the "MERGER") in exchange for cash and Gart common stock;

     WHEREAS, in connection with the Merger Agreement, Gart and MergerSub have required that Indemnified Party enter into an agreement with respect to Indemnified Party's shares of common stock to vote to approve the Merger and the Merger Agreement pursuant to that certain Voting Agreement dated as of the date hereof (the "VOTING AGREEMENT");

     WHEREAS, Indemnified Party has concluded that the Merger is in Indemnified Party's best interests as a shareholder of the Company but recognizes that litigation is common in the merger of public companies and, for this reason, is not willing to execute the Voting Agreement without full indemnification;

     WHEREAS, Gart and its board of directors (the "BOARD") have concluded that Gart will receive a direct and indirect benefit from executing this Agreement because the Indemnified Party will execute the Voting Agreement and vote to approve the Merger;

     WHEREAS, Gart has agreed to execute this Agreement to induce Indemnified Party to execute the Voting Agreement; and

     WHEREAS, Gart has agreed to indemnify Indemnified Party on the terms set out herein;

     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual agreements made herein, the parties agree as follows:

     1. Indemnification. GART SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS INDEMNIFIED PARTY AND INDEMNIFIED PARTY'S HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS (HEREINAFTER THE TERM "INDEMNIFIED PARTY" AND "INDEMNIFIED PARTIES" SHALL INCLUDE INDEMNIFIED PARTY'S HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS) FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, PROCEEDINGS, CAUSES OF ACTION, OR DEMANDS BROUGHT BY ANY PERSON, ENTITY, OR AGENCY (THE "CLAIMS") GIVING RISE TO ANY ASSESSMENTS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, SETTLEMENTS, PENALTIES, COSTS, AND EXPENSES OF ANY NATURE WHATSOEVER, INCLUDING ATTORNEYS' FEES AND EXPENSES AT THE TIME THEY ARE INCURRED

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(THE "DAMAGES"), THAT ARE INCURRED BY INDEMNIFIED PARTY BY REASON OF OR
RESULTING FROM THIS AGREEMENT, THE VOTING AGREEMENT, OR ANY ACTS OR OMISSIONS BY INDEMNIFIED PARTY RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, THE VOTING AGREEMENT, OR THE MERGER AGREEMENT.

     THE PARTIES HERETO AGREE THAT ANY RIGHT TO INDEMNIFICATION OF INDEMNIFIED PARTY AS DESCRIBED IN THIS SECTION SHALL INCLUDE A RIGHT TO INDEMNIFICATION WHETHER OR NOT THE CLAIMS ARE BASED IN WHOLE OR IN PART ON INDEMNIFIED PARTY'S NEGLIGENT ACTS OR OMISSIONS.

     2. Procedure for Indemnification. Promptly after receipt by Indemnified Party of notice of the commencement of any Claim, such Indemnified Party shall give written notice to Gart of the existence of the Claim, but the failure so to notify Gart shall not relieve Gart of any liability that it may have to Indemnified Party hereunder, except to the extent of any actual, material prejudice caused by such failure. Upon receiving notice of the existence of any Claim, Gart shall be entitled to participate in defense of such Claim at its sole expense and, to the extent that it may wish, to assume the defense thereof at its sole expense with counsel reasonably satisfactory to Indemnified Party. If Gart elects not to assume or fails to assume the defense of the Claim, Indemnified Party shall be entitled to assume the defense of the Claim with counsel of its own choice at the sole expense of Gart. If the Claim is asserted against both Gart and Indemnified Party and if there is a conflict of interests which renders it inappropriate for the same counsel to represent both Gart and Indemnified Party, Gart shall be responsible for paying for separate counsel for Indemnified Party. If there is a conflict of interests among more than one Indemnified Party which renders it inappropriate for the same counsel to represent all of the Indemnified Parties, Gart shall be responsible for paying for separate counsel for each of the Indemnified Parties.

     3.  Settlement of Claim.  If Gart elects to assume the defense of a Claim,
(a) no compromise or settlement thereof may be effected by Gart without the written consent (which shall not be unreasonably withheld) of Indemnified Party unless the sole relief provided is monetary damages that are paid in full by Gart, and (b) Gart shall have no liability with respect to any compromise or settlement thereof effected by Indemnified Party without Gart's written consent (which shall not be unreasonably withheld). If Gart does not elect to assume the defense of a Claim, (a) no compromise or settlement thereof may be effected by Indemnified Party without Gart's written consent (which shall not be unreasonably withheld), and (b) Indemnified Party shall not be bound by any compromise or settlement thereof effected by Gart if such Indemnified Party is advised by counsel that the settlement is not in best interest of Indemnified Party.

     4. Indemnification For Expenses of a Witness. To the extent Indemnified Party is a witness in any Claim to which Indemnified Party is not party that involves this Agreement, the Voting Agreement, the Merger Agreement or any other subject matter relating to any of the aforementioned agreements or the Merger, Indemnified Party shall be indemnified against all expenses actually and reasonably incurred by Indemnified Party or on such Indemnified Party's behalf in connection therewith.

     5. Payment of Expenses. Indemnified Party shall submit periodic notices to Gart in reasonable detail of such Indemnified Party's costs and expenses, including attorneys' fees and

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expenses, relating to any Claim, and Gart shall reimburse such Indemnified Party within 10 business days of date of such notice.

     6. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnified Party for any reason whatsoever, Gart, in lieu of indemnifying Indemnified Party, shall contribute to such Indemnified Party an amount equal to Gart's Proportion, as defined below, of the total Damages incurred by such Indemnified Party in connection with any Claim relating to an indemnifiable event under this Agreement. The term "GART'S PROPORTION" shall mean the quotient equal to (i) the total value of the consideration given in the Merger by Gart to the shareholders of the Company, including cash and securities, minus the value received by Indemnified Party divided by (ii) the total value of the consideration given in the Merger by Gart to the shareholders of the Company, including cash and securities. The parties agree that this calculation of the contribution required under this section, if indemnification is not available, is fair and reasonable based on the relative benefit received by Indemnified Party in the Merger.

     7. Representations and Warranties of Gart. Gart hereby represents and warrants to Indemnified Party as follows:

     (a) Gart has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to fulfill the obligations stated herein. The execution, delivery, and performance by Gart of this Agreement have been duly authorized by Gart's Board. This Agreement has been duly executed and delivered by Gart and constitutes a valid and legally binding obligation of Gart, enforceable against Gart in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     (b) The execution, delivery, and performance by Gart of this Agreement does not (i) conflict with or result in a violation of any provision of the certificate of incorporation or bylaws of Gart, (ii) violate any applicable state or federal law binding upon Gart, or (iii) violate any agreement or obligation of Gart which could result in the invalidation of this Agreement as an ultra vires act of Gart.

     8. Legal Opinion. Prior to the execution hereof, Gart has caused its legal counsel to deliver to Indemnified Party a legal opinion in a form satisfactory to the legal counsel for such Indemnified Party which opines as to the validity and enforceability of this Agreement.

     9. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (c) to the fullest extent possible, the provisions

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of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested therein.

     10. Successors and Assigns. This Agreement shall be binding upon each party hereto and its respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The foregoing sentence notwithstanding, Gart shall not assign this Agreement without the written consent of Indemnified Party.

     11. Choice of Law. This Agreement and the rights, obligations and liabilities of the parties hereto shall be governed by and construed, determined and enforced in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

     12. Notice. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, or (d) prepaid telegram, telex or telecopy, addressed as follows:

     To Gart:                Gart Sports Company
                             1000 Broadway
                             Denver, Colorado 80203
                             Attention:  Nesa Hassanein
                             Facsimile: (303) 864-2188

     With a copy to:         Irell & Manella LLP
                             1800 Avenue of the Stars, Suite 900
                             Los Angeles, California 90067
                             Attention:  Anthony T. Iler
                             Facsimile: (310) 203-7199

     To Indemnified Party:   At the address reflected on the signature page
                             hereto

     With a copy to:         Mayor, Day, Caldwell & Keeton, L.L.P.
                             700 Louisiana, Suite 1900
                             Houston, Texas 77002
                             Attention: John Clutterbuck
                             Facsimile: (713) 225-7047

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram, telex or telecopy, upon receipt.

     13. Amendments. This Agreement may be amended only by a writing executed by each of the parties to this Agreement.

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     14.  Counterparts.  This Agreement, and any modifications or amendments hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes, but all such counterparts shall constitute one and the same instrument.

     15. Construction. Whenever required by the context, the singular will include the plural and vice versa and the masculine will include the feminine and neuter and vice versa.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GART:
                                         INDEMNIFIED PARTY:


GART SPORTS COMPANY                      /s/ Edward C. Stanton III, Trustee
                                         -----------------------------------
By: /s/ John Douglas Morton
   --------------------------------
Name:  John Douglas Morton               Address for notice:
Title:  Chairman, President and CEO
                                         1111 Hermann Dr. 7D
                                         Houston, TX 77004

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